
                                                            EXHIBIT 12

                  MINNESOTA MINING AND MANUFACTURING COMPANY
                               AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in millions)
                                  1998     1997     1996     1995     1994
                                ------   ------   ------   ------   ------
EARNINGS

Income from continuing operations
  before income taxes,
  minority interest and
  extraordinary loss*          $1,952    $3,440   $2,479   $2,168   $2,011

Add:

Interest on debt                  139        94       79      102       70

Interest component of the ESOP
  benefit expense                  29        32       34       37       39

Portion of rent under operating
  leases representative of
  the interest component           41        41       46       51       46


Less:

Equity in undistributed income
  of 20-50 percent owned
  companies                         4         3        -        1        2

TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES              $2,157    $3,604   $2,638   $2,357   $2,164


FIXED CHARGES

Interest on debt                  139        94       79      102       70

Interest component of the ESOP
  benefit expense                  29        32       34       37       39

Portion of rent under operating
  leases representative of
  the interest component           41        41       46       51       46

TOTAL FIXED CHARGES            $  209    $  167   $  159  $   190   $  155

RATIO OF EARNINGS
TO FIXED CHARGES                10.32     21.58    16.59    12.41    13.96

<F1>
* 1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million. These items are discussed in the Notes to Consolidated Financial Statements. 1995 includes a pre-tax restructuring charge of $79 million.

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